Exhibit 10.1

Asset Purchase Agreement

by and between

Gilead Sciences, Inc.

and

Sarepta Therapeutics Inc.

February 20, 2017

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of February 20, 2017 (the “Effective Date”), by and between GILEAD SCIENCES, INC., a corporation organized under the laws of the Delaware (“Buyer”), and SAREPTA THERAPEUTICS INC., a corporation organized under the laws of Delaware (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the holder of all right, title and interest in and to the Priority Review Voucher (as defined below).

Whereas, Seller and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii), in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below).

Whereas, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

(a)“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) or more of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(b)“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

(c)“Confidential Information” means (i) any and all confidential and proprietary information, including but not limited to, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement. “Confidential Information”

will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records.  Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets shall constitute Confidential Information of the Buyer from and after the Closing Date.

(d)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(e)“Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on use or transfer.

(f)“FDA” means the United States Food and Drug Administration.

(g)“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

(h)“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self‑regulatory organization or any quasi‑governmental or private body exercising any regulatory, taxing or other governmental or quasi‑governmental authority.

(i)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(j)“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses.  Legal Requirements shall include, with respect to Seller, any responsibilities, requirements, parameters and conditions relating to the Priority Review Voucher set forth in the NDA 206488 approval letter from the Department of Health and Human Services to Seller, Reference ID 3987286, regarding approval of the Subject NDA (as defined below).

(k)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

(l)“Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.

(m)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(n)“Priority Review” means a priority review of and action upon a human drug application by the FDA not later than six (6) months after the filing of such application to the FDA, as defined in the FDCA (21 U.S.C. 360ff(a)(1)).

(o)“Priority Review Voucher” means the priority review voucher issued by the United States Secretary of Health and Human Services, Food and Drug Administration, to Seller, as evidenced in the U.S. Federal Register by the notice set forth at https://www.federalregister.gov/documents/2016/10/17/2016-24947/issuance-of-priority-review-voucher-rare-pediatric-disease-product (81 Federal Register 8171511) for tracking number PRV NDA 206488, as the sponsor of a rare pediatric disease product application, that entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(l) of the FDCA or a single biologic application submitted under Section 351 of the Public Health Service Act, as further defined in the FDCA (21 U.S.C. 360ff(a)(2)).

(p)“Proceeding” means any action, arbitration, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(q)“Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements afforded to the holder of the Priority Review Voucher.

(r)“Regulatory Change” means any (i) new Legal Requirement, amendment or supplement to any then-existing Legal Requirement enacted, adopted or approved by any Governmental Entity in the United States, or (ii) term or condition imposed by the FDA on the Priority Review Voucher that is not generally imposed on priority review vouchers under the FDCA as of the Effective Date, that in either case (i) or (ii) has been enacted, adopted, approved or imposed between the Effective Date and the Closing Date and adversely impacts the manner in which Buyer may use, receive, hold or otherwise exploit the Priority Review Voucher.

(s)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(t)“Subject NDA” means NDA 206488 for Exondys 51 (eteplirsen) Injection, 50mg per mL.

(u)“Third Party” means any Person other than a Party and such Party’s Affiliates.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE II
PURCHASE AND SALE

2.1Purchase and Sale; No Assumed Liabilities.

(a)Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, at the Closing all of Seller’s right, title and interest in, to and under the Purchased Assets, in each case free and clear of all Encumbrances.

(b)For the avoidance of doubt, (i) the sale, assignment, transfer and conveyance of the Purchased Assets from Seller to Buyer shall not include the transfer, conveyance or assumption of any Liabilities from Seller to Buyer, and (ii) Buyer shall not assume or be liable for any Liabilities of Seller or its Affiliates (fixed, contingent or otherwise, and whether or not accrued), including Liabilities relating to the Purchased Assets (other than such obligations as are imposed generally by applicable Legal Requirements solely on the holder of the Priority Review Voucher in respect of its use or transfer following the sale thereof pursuant to this Agreement) (such Liabilities, “Excluded Liabilities”).

2.2Purchase Price.  The total consideration (the “Purchase Price”) to be paid by Buyer to Seller for all of the Purchased Assets shall be One Hundred and Twenty Five Million Dollars (U.S. $125,000,000) due and payable upon the Closing Date.

2.3Method of Payment.  Payment of the Purchase Price to Seller shall be made in cash by wire transfer of immediately available funds to a bank account specified by Seller in writing to Buyer in the form of Valid Account Details no later than five (5) Business Days prior to the Closing Date. “Valid Account Details” means, with respect to any bank account, the valid (a) name of bank, (b) bank’s address, (c) account number, (d) account name and (e) ABA/Routing number.

2.4Tax Withholding.  If any Legal Requirement requires deductions from, or that taxes be withheld on, payment of the Purchase Price, Buyer shall deduct or withhold such amounts from the Purchase Price and pay the applicable amount to the proper Governmental Entity.  To the extent any such withheld amounts are subject to refund or credit, upon Seller’s reasonable request Buyer shall cooperate, including completion and submission of any related documentation or filings, to assist Seller in obtaining any such refund or credit.  Seller shall provide a complete and executed Form W-9 that certifies Seller’s eligibility for reduced or non-withholdings no later than five (5) Business Days prior to the Closing Date.

ARTICLE III
CLOSING

3.1Closing.  The consummation of the purchase and sale transaction contemplated by this Agreement (the “Closing”) shall be conducted telephonically or via email, facsimile transfer or other similar means of correspondence on such date to be mutually agreed upon by Buyer and Seller, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in ARTICLE VI have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

3.2Transactions to be Effected at Closing. At the Closing,

(a)Seller shall deliver, or cause to be delivered, to Buyer an executed Bill of Sale substantially in the form attached hereto as Exhibit A;

(b)Seller shall deliver, or cause to be delivered, to Buyer an executed certificate from a duly authorized officer of the Seller certifying as to the matters set forth in Section 6.2(c);

(c)Buyer shall deliver, or cause to be delivered, to Seller an executed certificate from a duly authorized officer of the Buyer certifying as to the matters set forth in Section 6.3(c);

(d)Seller shall deliver, or cause to be delivered, to Buyer an executed certificate of the secretary or an assistant secretary (or equivalent duly authorized officer or other representative) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) as to the incumbency of each person executing this Agreement and any other document delivered in connection herewith on behalf of Seller and that the signature of each such person on this Agreement and such other document is such person’s genuine signature;

(e)Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer in the form of Valid Account Details, such designation to occur at least five (5) Business Days prior to the Closing Date;

(f)Seller shall submit to the FDA (in the form of a submission to the Subject NDA) and deliver to Buyer a letter addressed to Buyer, substantially in the form set forth on Exhibit B hereto and duly executed by Seller, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with applicable Legal Requirements; and

(g)Buyer shall submit to the FDA (in the form of a submission to the Subject NDA) and deliver to Seller a letter addressed to Seller, substantially in the form set forth on Exhibit C hereto and duly executed by Buyer, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with applicable Legal Requirements.

3.3Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date and the Closing Date, as follows:

4.1Organization, Standing and Power.  Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.  Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets or Seller’s ability to consummate the transactions contemplated by this Agreement.  Seller is not in violation of its certificate of incorporation or bylaws, in each case as amended to date.

4.2Due Authority.  Seller has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller.  This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  The approval of Seller’s stockholders is not required for the execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase.

4.3Noncontravention.  The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws of Seller, in each case as amended to date, (ii) any Contract to which Seller is a party or by which it is bound which involves or affects in any way any of the Purchased Assets or (iii) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller or any of the Purchased Assets.

4.4No Consents. Except for the letters referenced in Sections 3.2(d) and 3.2(e) and the filing of a Premerger Notification and Report Form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller to enter into, and to perform its obligations under, this Agreement.

4.5Title to Purchased Assets.  Seller is the sole and exclusive owner of the Purchased Assets and owns and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets pursuant to this Agreement.  Seller has provided to Buyer a true, correct and complete copy of the Priority Review Voucher.

4.6Contracts.  Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party that involves or affects the ownership of, licensing of, title to, or use of any of the Purchased Assets.

4.7Compliance With Legal Requirements.  Seller and its Affiliates are, and at all times have been, in full compliance with each Legal Requirement that is or was applicable to (a) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (b) any of the Purchased Assets.  Seller and its Affiliates have not received any notice or other communication (whether oral or written) from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.

4.8Legal Proceedings.  There is no pending, or to Seller’s knowledge, threatened Proceeding that involves or affects (or may involve or affect) the ownership of, licensing of, title to, or use of any of the Purchased Assets.  None of the Purchased Assets are subject to any Order of any Governmental Entity or arbitrator.

4.9Governmental Authorizations. Seller is not required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

4.10Solvency.  Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller.  The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing.  Upon and immediately following the Closing Date, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Purchase Price), Seller will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.

4.11Revocation; Regulatory Change.  The Priority Review Voucher has not been terminated, cancelled or revoked and Seller, to its knowledge, has not done or omitted to do any act (including any act which could reasonably be expected to result in the FDA invoking its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991)), which act or omission would reasonably be expected to result in the termination, cancellation or revocation of the Priority Review Voucher.  Since the date that the Priority Review Voucher was issued, to the knowledge of the Seller, there has not occurred any Regulatory Change (which definition, for the purpose of this Section 4.11, shall mean any change of the kind described in clause (ii) of such definition and be measured from the date of the issuance of the Priority Review Voucher).

4.12Marketed Product. Seller has initiated marketing in the United States of the rare pediatric disease product for which the Priority Review Voucher was awarded within the 365-day period beginning on the date of the FDA approval of such rare pediatric disease product.  The rare pediatric disease product application for which the Priority Review Voucher was awarded was not submitted by Seller to the FDA prior to October 7, 2012.

4.13Document Disclosure. Attached as Schedule 4.13 is a true, correct and complete list of all documents for which true, correct and complete copies have been made available to Buyer as of the close of business on the last Business Day immediately preceding the Closing Date, which list includes any and all communications between Seller or its Affiliates, on the one hand, and the FDA, on the other hand, with respect to the Purchased Assets.

4.14Intent to Use.  Neither Seller nor any of its Affiliates has filed or submitted to the FDA a notification of intent to use the Priority Review Voucher, as described in 21 USC 360ff(b)(4)(A).

4.15No Broker.  Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Effective Date and the Closing Date, as follows:

5.1Organization, Standing and Power.  Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware.  Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.  Buyer is not in violation of its certificate of incorporation or bylaws, in each case as amended to date.

5.2Authority.  Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer.   This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3Noncontravention.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the certificate of incorporation or bylaws of Buyer, in each case as amended to date, (b) any Contract to which Buyer is a party or by which it is bound which involves or affects in any way the Asset Purchase or (c) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Buyer.

5.4No Consents.  Except for the letters referenced in Sections 3.2(d) and 3.2(e) and the filing of a Premerger Notification and Report Form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.

ARTICLE VI
CONDITIONS TO CLOSING

6.1Conditions Precedent of Buyer and Seller. Each Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)HSR Act. The applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal.

(c)No Governmental Litigation. There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the transactions contemplated hereby.

6.2Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)Accuracy of Representations. Each of the representations and warranties made by Seller in this Agreement (other than the representations and warranties made by Seller in Sections 4.2, 4.5, 4.11, 4.12, 4.14, and 4.15) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), provided that any such failure of such representations and warranties to be true and correct shall be disregarded if it would not, individually or in the aggregate, reasonably be expected to delay, restrict, limit, preclude or otherwise negatively impact in a material manner the transfer and/or use of the Purchased Assets to or by Buyer. Each of the representations and warranties made by Seller in Sections 4.2, 4.5, 4.11, 4.12 , 4.14, and 4.15 shall be true and correct in all respects at and as of the Closing Date (or, in each case, if made as of a specified period or date, as of such period or date).

(b)Performance of Covenants. All of the covenants and obligations that Seller is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)Closing Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and duly executed by Seller, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)No Regulatory Change.  There shall not have occurred and remain in effect any Regulatory Change

(e)Lender Consent.  The Consent and Second Amendment to Credit and Security Agreement dated as of February 20, 2017 by and Among Seller and Midcap Financial Trust, and the consent thereunder, shall not have been revoked and shall be in full force and effect.

6.3Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date).

(b)Performance of Covenants. All of the covenants and obligations that Buyer is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)Closing Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and duly executed by Buyer, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII
PRE-CLOSING COVENANTS AND AGREEMENTS

7.1The Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this Agreement.  Without limiting the foregoing, Seller and Buyer shall file, or shall cause their ultimate parent entities as defined in the HSR Act to file, as soon as practicable (but not later than ten Business Days) after the Effective Date, any notifications required under the HSR Act, and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity for additional information or documentation.  In connection therewith, the Parties shall, or shall cause their respective Affiliates to, (a) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, and (b) keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from the applicable Governmental Entity.

7.2Subject to applicable confidentiality restrictions or restrictions required by applicable Legal Requirements, each Party will notify the other promptly upon the receipt of (a) any comments or questions from any Governmental Entity in connection with any filings made pursuant to Section 7.1 or the transactions contemplated by this Agreement and (b) any request by any Governmental Entity for information or documents relating to an investigation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement.  The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.2 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.  In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of both Parties.  Subject to applicable Legal Requirements, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.

7.3Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Parties or any of their respective Affiliates to offer or agree to (a) (i) sell, hold, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new contracts or modify or terminate existing contracts) or (b) any material modification or waiver of the terms and conditions of this Agreement.

7.4Until the earlier of the Closing or the termination of this Agreement, Seller shall provide Buyer with prompt written notification of the occurrence of any Regulatory Change (which definition, for purposes of this Section 7.4, shall mean any change of the kind described in clause (ii) of such definition).

7.5Until the earlier of the Closing or the termination of this Agreement, Seller shall use commercially reasonable efforts to maintain the Priority Review Voucher in full force and effect and shall not (a) sell, assign, transfer or convey the Priority Review Voucher to any Person other than Buyer or enter into any Contract with respect thereto or (b) encumber or otherwise grant or allow to exist any Encumbrance on the Priority Review Voucher (other than pursuant to this Agreement).

ARTICLE VIII
INDEMNIFICATION

8.1Indemnification.

(a)Indemnification by Seller.  From and after the Closing, Seller will indemnify, defend and hold Buyer and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) arising out of any third party claims (“Claims”) resulting from (i) any breach of Seller’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Seller hereunder, (ii) Seller’s grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, and/or (iii) any Excluded Liabilities.

(b)Indemnification by Buyer.  From and after the Closing, Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Damages arising out of any Claims resulting from (i) any breach of Buyer’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Buyer hereunder, (ii) Buyer’s grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, and/or (iii) Buyer’s, its Affiliates’, or any subsequent transferee’s use or ownership of the Purchased Assets.

8.2Indemnification Procedures.

(a)A Person entitled to indemnification pursuant to Section 8.1 will hereinafter be referred to as an “Indemnitee.”  A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall inform Indemnitor of any Claim as soon as reasonably practicable after the Claim arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.

(b)If the Indemnitor has acknowledged in writing to the Indemnitee the Indemnitor’s responsibility for defending such Claim and such Claim is not a class action or criminal matter, the Indemnitor shall have the right to defend, at its sole cost and expense, such Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be unreasonably withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnitee, in which case ((A) – (C)) the Indemnitee may withhold its consent in its sole discretion.  If a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee and approved by the Indemnitor, such approval not to be unreasonably withheld or delayed).  If the Indemnitee is defending such Claim, the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation.  If the Indemnitor has elected to defend such Claim or if the Indemnitor has otherwise acknowledged in writing its responsibility for indemnifying a Claim, the Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(c)The Indemnitee may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 8.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses if counsel for the Indemnitor shall have reasonably determined that such counsel may not properly represent both the Indemnitor and the Indemnitee.

ARTICLE IX
TERMINATION

9.1Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties hereto to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before the Closing only as follows:

(a)Upon the mutual written consent of Buyer and Seller; or

(b)By either Party, by written notice to the other Party if the Closing has not occurred on or before 11:59 p.m., Cambridge Massachusetts time, on the date that is [three (3) months] from the Effective Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement has resulted in the failure of the Closing to occur on or before such date.

9.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 9.2, Section 10.4, ARTICLE I and ARTICLE XI, which shall survive any such termination) and there shall be no liability on the part of Buyer or Seller except for damages resulting from any breach of this Agreement prior to termination of this Agreement by Buyer or Seller.

ARTICLE X
ADDITIONAL COVENANTS

10.1Further Assurances.

(a)The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use by Buyer, its Affiliates or their respective successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements.

(b)Without limiting the foregoing, Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.

10.2Compliance with Legal Requirements. Seller shall at all times comply in all material respects with all Legal Requirements applicable to the Purchased Assets, including any and all Legal Requirements applicable to the use or transfer of the Priority Review Voucher.  Seller shall forward to Buyer any communications or notices it or its Affiliates receive from any Governmental Entity in respect of the Purchased Assets.

10.3Marketing.  Seller will continuously market in the United States the rare pediatric disease product for which the Priority Review Voucher was awarded for the 365-day period beginning on the date of the FDA approval of such rare pediatric disease product to the extent required under applicable Legal Requirements or otherwise by any applicable Governmental Entity for the continued use of, or right to transfer, the Priority Review Voucher in the United States.

10.4Nondisclosure.

(a)Subject to disclosures permitted or contemplated by Section 10.5, with respect to Confidential Information received, the Parties will (i) keep the Confidential Information confidential, (ii) not use any Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (iii) not disclose any Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.

(b)Each Party may disclose Confidential Information only to its Representatives on a need-to-know basis.

(c)Each Party will (i) enforce the terms of this Section 10.4 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 10.4, and (iii) be responsible and liable for any breach of this Section 10.4 by it or its Representatives.

(d)If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 10.4, such Party shall provide the disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.4. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.

10.5Disclosures Concerning this Agreement.  The Parties have mutually agreed upon the contents of a press release with respect to the execution of this Agreement, which is attached as Exhibit D hereto and shall be issued by Seller on or on the next Business Day following the Effective Date.  Buyer and Seller agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided that the Party intending to disclose such information shall use reasonable efforts to provide the other Party with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party).  Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding this Agreement.  Each Party acknowledges that the other Party, or the other Party’s parent entity, as a publicly traded company is legally obligated to make timely disclosures of material events relating to its business.  The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission; provided that if a Party is obligated to so file a copy of this Agreement, such Party shall prepare a proposed redacted version thereof and request confidential treatment thereof, and the other Party may promptly provide its comments thereon, which comments shall be considered in good faith by the Party required to so file a copy of this Agreement.

ARTICLE XI
GENERAL PROVISIONS

11.1Survival.  Except as expressly set forth herein, the representations and warranties contained in this Agreement, and liability for the breach thereof, shall survive the Closing Date and shall remain in full force and effect for a period of three (3) years following the Closing Date; provided, however, that the representations and warranties contained in Sections 4.2, 4.5, 4.11, 4.12 , 4.14, and 4.15 hereof, and all covenants and obligations contained herein, shall, in each case, survive the Closing Date and remain in full force and effect until the expiration of the applicable statute of limitations.

11.2Transfer Taxes and Fees. Any and all sales, excise, use, value-added and similar taxes, fees or duties assessed or incurred by reason of the sale by Seller and the purchase by Buyer of the Purchased Assets hereunder shall be shared equally between the Seller and Buyer, regardless of which Party such taxes, fees or duties are assessed against.

11.3Notices.  Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service; or (c) upon confirmation of receipt during normal business hours on a Business Day or, if received after normal business hours, on the next Business Day, after being sent by facsimile, in any case to the address or facsimile number set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 11.3):

(i) if to Buyer, to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA  94404

United States of America

Attention:  General Counsel

Facsimile: +1 650 522 5771

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One Front Street

San Francisco, California  94111

United States of America

Attention:  Amy Toro and Jonas Marson

Facsimile: +1 415 591 6091
(ii) if to Seller, to:
Sarepta Therapeutics, Inc. 215 First Street, Suite 415 Cambridge, MA 02127 Attention: General Counsel
with a copy (which shall not constitute notice) to: Cooley LLP 3175 Hanover St. Palo Alto, CA 94304 Attention: Glen Sato Facsimile: +1 650 849 7400

11.4Construction.

(a)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)Except as otherwise indicated, all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles and Sections of this Agreement.

11.5Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties hereto to the terms and conditions of this Agreement.

11.6Entire Agreement.  This Agreement, including all exhibits and schedules attached hereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Parties relating to the subject matter hereof.

11.7Assignment.  No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent.  Any attempt to assign this Agreement without such consent, will be null and void.  Notwithstanding the foregoing, any Party may assign this Agreement, in whole or in part, without the consent of the other Party: (a) to a Third Party that succeeds to all or substantially all of its assets or business related to this Agreement (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party.  Notwithstanding the foregoing, Buyer may assign this Agreement, in whole or in part, without Seller’s consent, to any purchaser, transferee, or assignee of any of the Purchased Assets.  For the avoidance of doubt, no assignment made pursuant to this Section 11.7 shall relieve the assigning Party of any of its obligations under this Agreement.  Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

11.8Severability.  If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties hereto shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.9Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.

11.10Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.  The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if such court does not have subject matter jurisdiction, State Court of the State of New York located in New York County) solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

11.11Amendment; Extension; Waiver.  Subject to the provisions of applicable Legal Requirements, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto.  At any time, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

11.12Representation By Counsel; Interpretation.  Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

GILEAD SCIENCES, INC.

By:	/s/ John F. Milligan
Name:	John F. Milligan
Title:	President and CEO

SAREPTA THERAPEUTICS INC.

By:	/s/ Edward M. Kaye, M.D.
Name:	Edward M. Kaye, M.D.
Title:	President and CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

FORM OF BILL OF SALE

This Bill of Sale (this “Bill of Sale”) is entered into as of [          ], by and between  SAREPTA THERAPEUTICS INC., a corporation organized under the laws of Delaware (“Seller”), and GILEAD SCIENCIES, INC., a corporation organized under the laws of the State of Delaware (“Buyer”).

Upon the terms and subject to the conditions of the Asset Purchase Agreement, dated as of February 20, 2017 (the “Asset Purchase Agreement”), by and between Buyer and Seller, Seller has agreed to sell, and Buyer has agreed to purchase, all right, title and interest in, to and under the Purchased Assets, including the Priority Review Voucher, in each case free and clear of all Encumbrances.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as follows:

Defined Terms; Interpretation.  Except as otherwise set forth herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Asset Purchase Agreement.  This Bill of Sale shall be interpreted in accordance with the rules of construction set forth in Section 11.4 of the Asset Purchase Agreement.

Transfer of Purchased Assets.  Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, Seller hereby sells, assigns, transfers, and conveys to Buyer and its successors and its assigns, and Buyer hereby does purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets (including the Priority Review Voucher), in each case free and clear of all Encumbrances.

Effective Time.  This Bill of Sale shall be effective as of the Closing.

Binding Effect; Amendments.  This Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns.  Neither this Bill of Sale, nor any term or provision hereof, may be amended, modified, superseded or cancelled except by an instrument in writing signed by each party hereto.

Governing Law.  This Bill of Sale and any disputes arising under or related hereto shall be governed by the rules set forth in Section 11.10 of the Asset Purchase Agreement.

Counterparts.  This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed and delivered as of the date first written above.

GILEAD SCIENCES, INC.	Sarepta Therapeutics Inc.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Bill of Sale]

Exhibit B

Seller’s Transfer Acknowledgment Letter

[Sarepta’s Letterhead]

[Date]

Gilead Sciences, Inc.

[Buyer Contact]

[Buyer Address]

RE: NDA 206488 Exondys 51 (eteplirsen) Injection, 50mg per mL – Transfer of Rare Pediatric Disease Priority Review Voucher PRV NDA 206488 (the “Voucher”)

Dear [Buyer Contact]:

Reference is made to the subject NDA and all related correspondence.

Please be advised that as of [Date], Gilead Sciences, Inc. (“Buyer”) has legally accepted complete ownership of the Voucher from Sarepta Therapeutics Inc. (“Sarepta”).  Sarepta hereby authorizes transfer of ownership of the Voucher to Buyer.

Sarepta has provided Buyer with an unredacted copy of the Exondys 51 (NDA 206488) approval letter from the Department of Health and Human Services to Sarepta (Reference ID 3987286), which includes the Voucher (the “Approval Letter”).  Buyer agrees to use the Voucher in accordance with the terms of the Approval Letter.

Please do not hesitate to contact me should you have any questions or comments.

Sincerely,

[Sarepta Contact]

Exhibit C

Buyer’s Transfer Acknowledgment Letter

[Gilead Sciences, Inc. Letterhead]

[Date]

Sarepta Therapeutics Inc.

[Seller Contact]

[Seller Address]

RE: NDA 206488 Exondys 51 (eteplirsen) Injection, 50mg per mL – Transfer of Rare Pediatric Disease Priority Review Voucher PRV NDA 206488 (the “Voucher”)

Dear [Seller Contact]:

Reference is made to the subject NDA and related correspondence regarding PRV NDA 206488.

Please be advised that as of [Date], Gilead Sciences, Inc. (“Buyer”) has legally accepted complete ownership of the Voucher from Sarepta Therapeutics Inc. (“Sarepta”).

Sarepta has provided Buyer with an unredacted copy of the Exondys 51 (NDA 206488) approval letter from the Department of Health and Human Services to Sarepta (Reference ID 3987286), which includes the Voucher (the “Approval Letter”).  Buyer will advise the U.S. Food and Drug Administration (“FDA”) of the legal transfer of the Voucher from Sarepta to Buyer by providing a copy of this letter to the FDA, and agrees to use the Voucher in accordance with the terms of the Approval Letter.

The regulatory contact information for the Voucher is as follows:

[[Buyer] Contact]

Please do not hesitate to contact me should you have any questions or comments.

Sincerely,

[[Buyer] Contact]

Exhibit D

Press Release

Sarepta Therapeutics Agrees to Sale of Priority Review Voucher for $125M

-- Sale of PRV Provides a Significant Infusion of Non-Dilutive Capital --

CAMBRIDGE, Mass.--(BUSINESS WIRE)—February X, 2017--Sarepta Therapeutics, Inc. (NASDAQ:SRPT), a commercial-stage developer of innovative RNA-targeted therapeutics, today announced it has entered into an agreement to sell its Rare Pediatric Disease Priority Review Voucher (PRV).  Sarepta received the PRV when EXONDYS 51TM was approved by the U.S. Food and Drug Administration (FDA) for the treatment of patients with Duchenne muscular dystrophy amenable to exon 51 skipping.

The voucher was awarded by the FDA under a provision that encourages development of new drugs and biologics for the prevention and treatment of rare pediatric diseases. With the passage of the 21st Century Cures Act, this PRV program has been extended through September 30, 2020.

As part of the agreement, Sarepta will receive an upfront payment of $125M upon the closing of the transaction, which is subject to customary closing conditions and is expected to occur following expiration of the applicable U.S. antitrust clearance requirements. Credit Suisse served as Sarepta’s advisor on this transaction and conducted an extensive sales process, which included outreach to multiple pharmaceutical and biotech companies.

“Our mission at Sarepta Therapeutics is to treat more boys with Duchenne muscular dystrophy,” said Edward Kaye, Sarepta’s chief executive officer. “The sale of the PRV provides an important source of non-dilutive capital to support the rapid advancement of our follow on exon skipping candidates and next generation RNA targeted antisense platform.”

About Sarepta Therapeutics

Sarepta Therapeutics is a commercial-stage biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases. The Company is primarily focused on rapidly advancing the development of its potentially disease-modifying DMD drug candidates. For more information, please visit us at www.sarepta.com.

About the Rare Pediatric Disease Priority Review Voucher Program

The program is intended to encourage development of new drug and biological products for prevention and treatment of certain rare pediatric diseases. A PRV may be issued to the sponsor of a rare pediatric disease product application and would entitle the holder to priority review of a single New Drug Application or Biologics License Application, which reduces the target review time and could lead to an expedited approval. The sponsor receives the PRV upon approval of the rare pediatric disease product application and it can be sold without limitation, subject to applicable FDA requirements for filing and use.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”) and the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Sarepta’s commercialization and development activities, including the potential for success and timing for the progression of Sarepta’s drug candidates; current regulatory requirements for approval of the purchase transaction and the viability of the priority review voucher sold; and Sarepta’s capital needs. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, whether regulatory requirements may change that affect the timing for payment and risk of payment under the royalty agreement with the pharmaceutical company purchaser. For further information regarding these and other risks related to Sarepta’s business, investors should consult Sarepta’s most recent Quarterly Report on Form 10-Q filing with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and Sarepta’s actual results of operations, financial condition and liquidity, and the development of the industry in which it operates, may differ materially from the forward-looking statements contained in this press release. Sarepta assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Internet Posting of Information

We routinely post information that may be important to investors in the 'For Investors' section of our website at www.sarepta.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Source: Sarepta Therapeutics, Inc.

Media and Investors:

Sarepta Therapeutics, Inc.
Ian Estepan, 617-274-4052
iestepan@sarepta.com

Or

W2O Group

Brian Reid, 212-257-6725

breid@w2ogroup.com

Schedule 4.13

Accelerated Approval Letter from Department of Health and Human Services of the FDA to Seller dated September 19, 2016

Consent and Second Amendment to Credit and Security Agreement dated as of February 20, 2017 by and Among Seller and Midcap Financial Trust